Exhibit 4.2

EXECUTION COPY

SERIES 2010-1

INDENTURE SUPPLEMENT

between

WCP WIRELESS SITE FUNDING LLC

WCP WIRELESS SITE RE FUNDING LLC

WCP WIRELESS SITE NON-RE FUNDING LLC

WCP WIRELESS LEASE SUBSIDIARY, LLC

MW CELL REIT 1 LLC

AND

MW CELL TRS 1 LLC,

AS OBLIGORS

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

AS INDENTURE TRUSTEE

dated as of November 9, 2010

$327,000,000 Secured Wireless Site Contract Revenue Notes, Series 2010-1

i

SERIES 2010-1

INDENTURE SUPPLEMENT

THIS SERIES 2010-1 INDENTURE SUPPLEMENT (this “Series Supplement”), dated as of November 9, 2010, is between WCP Wireless Site Funding LLC, a Delaware limited liability company, WCP Wireless Site RE Funding LLC, a Delaware limited liability company and WCP Wireless Site Non-RE Funding LLC, a Delaware limited liability company (each an “Issuer” and collectively, the “Issuers”), WCP Wireless Lease Subsidiary, LLC, a Delaware limited liability company, MW Cell REIT 1 LLC, a Delaware limited liability company and MW Cell TRS 1 LLC, a Delaware limited liability company (each a “Closing Date Asset Entity” and collectively, the “Closing Date Asset Entities”; together with any entity that becomes a party hereto after the date hereof as an “Additional Asset Entity”, the “Asset Entities”; the Asset Entities and the Issuers, collectively, the “Obligors”), and Deutsche Bank Trust Company Americas, not in its individual capacity but solely as indenture trustee (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Obligors and the Indenture Trustee are parties to the Indenture, dated as of November 9, 2010 (the “Indenture”);

WHEREAS, the Obligors desire to enter into this Series Supplement in order to issue Notes pursuant to the terms of the Indenture and Section 2.07 thereof;

WHEREAS, the Issuers represent that they have duly authorized the issuance of $327,000,000 aggregate principal amount of Secured Wireless Site Contract Revenue Notes, Series 2010-1. The Series 2010-1 Notes (the “Notes”) consist of three classes designated as Class A, Class B and Class C (the “Series 2010-1 Class C Notes”);

WHEREAS, the Notes constitute “Notes” as defined in the Indenture; and

WHEREAS, the Indenture Trustee has agreed to accept the trusts herein created upon the terms herein set forth.

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. All defined terms used herein and not defined herein (including in the recitals hereto) shall have the meaning ascribed to such terms in the Indenture. All words and phrases defined in the Indenture shall have the same meaning in this Series Supplement, except as otherwise appears in this Article. In addition, the following terms have the following meanings in this Series Supplement unless the context clearly requires otherwise:

“Anticipated Repayment Date” shall mean the Series 2010-1 Anticipated Repayment Date.

“Closing Date” shall mean November 9, 2010.

“Date of Issuance” shall mean, with respect to the Notes, November 9, 2010.

“Initial Purchaser” shall mean Deutsche Bank Securities Inc.

“Minimum Yield” shall have the meaning ascribed to it in Section 3.04 herein.

“Note Rate” shall mean, with respect to the Notes, the fixed rate per annum at which interest accrues on each Class of Notes as set forth in Section 2.01(a) herein.

“Notes” shall have the meaning ascribed to it in the preamble hereto.

“Offering Memorandum” shall mean the Offering Memorandum dated November 1, 2010, relating to the issuance by the Issuers of the Notes.

“Post-RAD Note Spread” shall, for each Class of Notes, have the meaning set forth in the table below:

September 30,
Post-RAD Note
Class	Spread
Class A	3.000%
Class B	5.750%
Class C	8.250%

“Rapid Amortization Date” shall mean the Series 2010-1 Rapid Amortization Date.

“Rating Agency” or “Rating Agencies” shall mean, in relation to the Series established in this Series Supplement, Fitch.

“Rating Agency Confirmation” shall mean, in relation to the Series established in this Series Supplement, the provision of notice to Fitch; provided, that “Rating Agency Confirmation” with respect to Section 2.12(b)(ii) of the Indenture shall mean, in relation to the Series established in this Series Supplement, confirmation from Fitch that such transaction or matter will not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Notes (or the placing of such Class on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rated Final Payment Date” shall mean the Series 2010-1 Rated Final Payment Date.

“Series 2010-1 Anticipated Repayment Date” shall have the meaning ascribed to it in Section 2.01(b) herein.

“Series 2010-1 Class C Notes” shall have the meaning ascribed to it in the preamble hereto.

“Series 2010-1 Rapid Amortization Date” shall have the meaning ascribed to it in Section 2.01(b) herein.

“Series 2010-1 Rated Final Payment Date” shall have the meaning ascribed to it in Section 2.01(b) herein.

“Specified Holder” shall mean a U.S. Person that is a partnership, a member of whom is either Meritage International LP, a Bermuda exempted limited partnership, or Meritage Fund LTD., a Bermuda exempted company, that is the Transferee of a beneficial interest in the Series 2010-1 Class C Notes in accordance with Section 2.04(b); provided that only one such U.S. Person shall be permitted to be a Specified Holder.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) all references to “$” are to United States dollars unless otherwise stated;

(g) any agreement, instrument or statute defined or referred to in this Series Supplement or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and

(h) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

In the event that any term or provision contained herein with respect to the Notes shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Series Supplement shall govern.

ARTICLE II

SERIES 2010-1 NOTE DETAILS, DELIVERY AND FORM

Section 2.01 Note Details.

(a) The aggregate principal amount of the Notes which may be initially authenticated and delivered under this Series Supplement shall be issued in three (3) classes, having the Class designation, Initial Class Principal Balance, Note Rate and rating set forth below (except for Series 2010-1 Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of Notes pursuant to Section 2.02 of the Indenture):

	September 30,	September 30,	September 30,
	Initial Class		Rating
Class	Principal Balance	Note Rate	(Fitch)

Class A	$222,000,000	4.141%	A(sf)
Class B	$55,000,000	6.829%	BBB-(sf)
Class C	$50,000,000	9.247%	BB-(sf)

(b) The “Series 2010-1 Anticipated Repayment Date” for the Series 2010-1 Notes is the Payment Date occurring in November 2015. The “Series 2010-1 Rapid Amortization Date” for the Notes is the Payment Date occurring in November 2017. The “Series 2010-1 Rated Final Payment Date” for the Notes is the Payment Date occurring in November 2040.

Section 2.02 Delivery of the Notes. Upon the execution and delivery of this Series Supplement, the Issuers shall execute and deliver the Notes to the Indenture Trustee and the Indenture Trustee shall authenticate the Notes and deliver the Notes (other than Notes to be issued as Definitive Notes) to the Depositary and shall deliver the Definitive Notes as directed by the Initial Purchaser.

Section 2.03 Forms of Notes. The Notes shall be in substantially the form set forth in the Indenture, each with such variations, omissions and insertions as may be necessary.

Section 2.04 Tax Restricted Notes.

(a) The Series 2010-1 Class C Notes shall be designated as Tax Restricted Notes (and shall accordingly be subject to the transfer restrictions in Section 2.02(k) of the Indenture). No transfer of a beneficial interest in a Series 2010-1 Class C Note shall be permitted if such transfer would result in there being more than 25 Persons that are beneficial holders of such interests in the Series 2010-1 Class C Notes; provided that the Specified Holder shall be deemed to be 2 Persons for the purpose of calculating the number of Persons that are (or would be, after giving effect to such transfer) beneficial holders of interests in the Series 2010-1 Class C Notes if the Specified Holder holds (or would hold, after giving effect to such transfer) a beneficial interest in a Series 2010-1 Class C Note. The Series 2010-1 Class C Notes shall be issued in minimum denominations of $2,000,000 and in integral multiples of $1,000 in excess thereof.

(b) With respect to a one-time transfer within 30 days of the Closing Date to the Specified Holder of a beneficial interest in a Series 2010-1 Class C Note acquired by Meritage Investors LLC, a Delaware limited liability company, on the Closing Date, the Specified Holder shall be deemed to have satisfied its obligations under Section 2.02(k)(ii)(2) of the Indenture by delivering a certificate executed by the Specified Holder in the form of Annex A hereto. The Specified Holder that becomes the owner of a beneficial interest in a Series 2010-1 Class C Note in accordance with this Section 2.04(b) shall only be entitled to transfer a beneficial interest in such Series 2010-1 Class C Note if it provides the Note Registrar with a transfer certificate executed by such subsequent Transferee of such Note substantially in the form of Exhibit B-7 of the Indenture.

ARTICLE III

SITE ACQUISITION ACCOUNT

Section 3.01 Funding of the Site Acquisition Account. The amount to be deposited by the Obligors into the Site Acquisition Account on the Closing Date is $40,000,000.

Section 3.02 Expiration of the Site Acquisition Period. The Site Acquisition Period shall end on the earliest of (x) the date that all amounts have been withdrawn from the Site Acquisition Account, (y) the occurrence of an Event of Default and (z) November 30, 2012.

Section 3.03 Funding of the Yield Maintenance Reserve Account. The amount to be deposited by the Obligors into the Yield Maintenance Reserve Account on the Closing Date is $4,533,617.42.

Section 3.04 Minimum Yield. The Minimum Yield for purposes of Section 2.12(a) of the Indenture is (i) as to any date of determination occurring prior to the first anniversary of the Initial Closing Date, 13.46% and (ii) thereafter, 14.05%.

ARTICLE IV

SERIES 2010-1 CLASS A NOTES AMORTIZATION PERCENTAGE

Section 4.01 Amortization Percentage. The amortization percentage for the purposes of calculating the Series 2010-1 Class A Targeted Amortization Amount on each Payment Date shall be the percentage set forth in Schedule I to this Series Supplement for such Payment Date.

ARTICLE V

GENERAL PROVISIONS

Section 5.01 Date of Execution. This Series Supplement for convenience and for the purpose of reference is dated as of November 9, 2010.

Section 5.02 Notices. Notices required to be given to Fitch by the Issuers and/or the Asset Entities or the Indenture Trustee shall be e-mailed to the following address: info.cmbs@fitchratings.com.

Section 5.03 Governing Law. THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.04 Severability. In case any provision in this Series Supplement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05 Counterparts. The Indenture and any Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

ARTICLE VI

APPLICABILITY OF INDENTURE

Section 6.01 Applicability. The provisions of the Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Series Supplement and the Indenture as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. The representations, warranties and covenants contained in the Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

IN WITNESS WHEREOF, the Obligors and the Indenture Trustee have caused the Indenture and this Series Supplement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

WCP WIRELESS SITE FUNDING LLC WCP WIRELESS SITE RE FUNDING LLC WCP WIRELESS SITE NON-RE FUNDING LLC WCP WIRELESS LEASE SUBSIDIARY, LLC MW CELL REIT 1 LLC MW CELL TRS 1 LLC

By:	/s/ Joni LeSage
Name: Joni LeSage
Title: Authorized Representative

[Signature Page to Indenture Supplement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Indenture Trustee

By:	/s/ EILEEN M HUGHES
Name: EILEEN M HUGHES
Title: DIRECTOR

By:	/s/ MARK ESPOSITO
Name: MARK ESPOSITO
Title: ASSOCIATE

[Signature Page to Indenture Supplement]